Exhibit 99.1

Kodiak Oil & Gas Corp. Announces Closing of Public Offering of Common Stock and Exercise of Over-Allotment

DENVER, August 18, 2010 — /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (“Kodiak”) (NYSE Amex: KOG) today announced the closing of its previously announced public offering of 28,750,000 shares of common stock, which includes the full exercise of the underwriters’ over-allotment option of 3,750,000 shares. All shares were sold at a price of $2.75 per share. Credit Suisse Securities (USA) LLC, KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC acted as joint book-running managers.

The net proceeds of the offering, after deducting underwriting discounts and commissions and Kodiak’s estimated offering expenses, were approximately $74.1 million. Kodiak intends to use the net proceeds of the offering to fund its working capital needs and capital expenditures related to drilling and development on its operated and non-operated properties, which are principally in the Bakken play in North Dakota, and to finance the potential acquisition of oil and gas properties in certain core areas, such as the Bakken play.

The offering was made only by means of a prospectus and related prospectus supplement, which have been filed with the Securities and Exchange Commission. A copy of the prospectus and prospectus supplement relating to the offering may be obtained by contacting: Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010,   1-800-221-1037.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock of Kodiak, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas Corp., Denver-based, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. Kodiak’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein may constitute forward-looking statements. Although Kodiak believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11